EXHIBIT 99.1

VICON INDUSTRIES ANNOUNCES RECEIPT OF RIGHTS OFFERING INVESTMENT COMMITMENT

HAUPPAUGE, N.Y. - August 1, 2017 - Vicon Industries, Inc. (NYSE American: VII), a global producer of video security solutions, today announced that it has entered into an Investment Agreement with NIL Funding Corporation, the Company’s secured lender, under which NIL Funding will provide up to $3 million in funding to the Company in connection with a proposed rights offering of common stock to the Company’s shareholders, subject to certain terms and conditions.
The Company’s CEO, John Badke, commented: “We are very pleased to have secured this commitment from NIL Funding and appreciate their continuing support.”
No fee will be paid to NIL Funding under the Investment Agreement. NIL Funding’s obligations under the Investment Agreement will terminate on October 31, 2017, subject to extension as provided in the Investment Agreement.
NIL Funding Corporation is an affiliate of The InterTech Group, Inc., headquartered in South Carolina. The InterTech Group is a privately-held holding company and operator of a diverse and global group of companies. InterTech’s Executive Vice President and Chief Operating Officer, Julian A. Tiedemann, serves as the Chairman of the Company’s Board of Directors.
For additional information, including a copy of the Investment Agreement, please refer to the Company’s Current Report on Form 8-K filed with the SEC on August 1, 2017.
The Company will provide further details if and when it commences the proposed rights offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A rights offering by the Company would be launched following the effectiveness of a registration statement relating to the offering, and will be made only by means of a prospectus.

About Vicon
Vicon Industries, Inc. (NYSE American: VII) is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including video management software, recorders and storage devices and capture devices (cameras). Headquartered in Hauppauge, New York, the Company also has offices in Yavne, Israel; the United Kingdom and San Juan Capistrano, California. More information about Vicon, its products and services is available at www.vicon-security.com.
Special Note Regarding Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our proposed fundraising activities. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.